Exhibit 10.28

Execution Version

Apnimed, Inc.

19 Ware Street #3

Cambridge, MA 02138

June 25, 2018 (“Effective Date”)

Dr. Ronald Farkas

[***]

Dear Ron,

1.

Position; Duties. I am pleased to offer you the position of Senior Vice President and Chief Medical Officer of Apnimed, Inc. (the “Company”). This offer letter (this “Agreement”) sets forth the terms of your employment as Chief Medical Officer of the Company. You will have the responsibilities and duties set forth on Appendix A and such others as may be assigned by the Company’s Chief Executive Officer from time to time. You will report to and work closely with the Company’s Chief Executive Officer to further the goals and objectives of the Company. You are expected to start your full-time employment at the Company as soon as you are able, but not later than June 25, 2018. During your employment, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

2.

Compensation; Benefits. In consideration for your services, the Company shall pay you an annual base salary of $290,000 payable in semi-monthly installments in accordance with the Company’s regular payroll practices in effect from time to time. You will be eligible to receive an annual cash bonus up to twenty-five percent (25%) of your then current base salary, based upon your performance as an employee and subject to the approval of the Board of Directors of the Company (the “Board”) in its discretion. Effective on the first anniversary of the Effective Date, unless determined earlier by the Board, your compensation for the succeeding twelve months will be set by the Board.

During the term of your service, you shall be eligible to participate in all plans adopted for the general benefit of the Company’s employees, subject to the eligibility provisions of such plans in effect from time to time. You will have 20 days of paid vacation time annually, along with sick days, scheduled holidays and other paid time off provided to Company employees, as well as 5 days of paid leave for continuing medical education. The Company shall reimburse you for all reasonable travel and direct expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement and in accordance with Company policies, upon presentation by you of documentation, expense statements, vouchers and/or such other supporting information as the Board or Chief Executive Officer may request.

In consideration of you entering into this Agreement, pursuant to the Apnimed, Inc. 2017 Stock Incentive Plan, as may be amended from time to time (the “Plan”) and subject to the Board’s approval, the Company shall, as soon as administratively feasible following the Effective Date, award you a stock option (the “Option”), exercisable for 366,601 shares of the Company’s common stock, par value $0.0001 per share, at an exercise price per share to be determined pursuant to a third-party valuation of the Company’s common stock to be obtained following the Effective Date. The Option will vest over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal quarterly installments over the following thirty-six (36) months. All shares subject to the Option shall accelerate and immediately vest upon: (i) a Reorganization Event (as defined in the Plan)

and (ii) within six (6) months following such Reorganization Event, a termination of your employment without Cause (as defined below) by the Company or your resignation for Good Reason. “Good Reason” shall mean any of the following circumstances: (i) a material reduction (defined as a reduction of more than 5%) in your base annual salary or annual target bonus opportunity; (ii) a material diminution in your duties, responsibility or authority; (iii) a material change in the geographic location at which you must perform your services for the Company (which, for purposes of this Agreement, means a relocation to a location more than 35 miles from your current location); or (iv) any material breach of the terms of any agreement between you and the Company. The terms of such Option award, including the exercise price and vesting schedule, shall be included in the applicable award agreement (the “Option Agreement”). For the avoidance of doubt, your Option award will not be effective unless and until you deliver an executed Option Agreement to the Company and have otherwise complied with the applicable terms and conditions of such award. In the event of any conflict between this Agreement and the Option Agreement, the Option Agreement will control.

3.

At-Will Employment. This Agreement is not a contract of employment between you and the Company, and nothing contained herein should be construed as such. You and the Company agree and acknowledge that this Agreement does not impose any obligation on the Company or any of its affiliates to offer or retain your employment at any time. Your employment with the Company can be terminated by the Company, with or without Cause (as defined below), and without prior notice. This also means that you may terminate your employment with the Company at any time with or without notice.

4.

Severance. In the event of a termination without Cause by the Company, subject to you signing a release of claims agreement acceptable to the Company and returning all Confidential Information and Company property to the Company, the Company shall make a severance payment to you equal to 6 months of your annual base salary then in effect. Such severance payment shall be payable in accordance with the Company’s regular payroll practices over the 6 month period following the effective date of your termination with the Company. “Cause” shall mean the occurrence of any of the following: (i) a good faith finding by the Company that you have failed to perform your reasonably assigned duties as the Chief Medical Officer of the Company; (ii) a good faith finding by the Company that you have engaged in dishonesty, gross negligence or gross misconduct which is injurious to the Company; (iii) your conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement of Company property or (iv) your material breach of this Agreement or the Confidentiality Agreement (as defined below), which, if curable, have not been cured by you within fifteen (15) days after you shall have received written notice from the Company stating with reasonable specificity the nature of such breach. In the event that your employment with the Company is terminated by the Company for Cause, the Company shall have no further obligations under this Agreement other than to pay to you any accrued but unpaid base salary through the day on which your employment was terminated.

5.

Confidentiality. We consider our proprietary information, trade secrets and other confidential information to be critical to the Company’s success. Therefore, we require that, as a condition of employment, all new employees sign our standard Confidentiality, Assignment of Inventions and Restrictive Covenant Agreement (“Confidentiality Agreement”), a copy of which is enclosed with this Agreement.

You hereby represent that your performance of all terms of this Agreement and as an employee of the Company does not and will not breach any agreement to which you are bound (i) to keep in confidence proprietary information, knowledge, data or other information acquired by you in confidence or in trust prior to your employment with the Company or (ii) to refrain from competing with the business of a previous employer or any other party.

6.

Miscellaneous. Any dispute arising under or relating to this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflicts of laws rules. You agree that the state and federal courts located in the Commonwealth of Massachusetts shall have exclusive jurisdiction and venue with respect to any matter arising under or relating to this Agreement. This Agreement, together with the Option Agreement and Confidentiality Agreement, represents the entire agreement between you and the Company with respect to the subject matter herein. The failure or delay on the part of either Party to exercise any right under this Agreement shall not be deemed a waiver of any rights under this Agreement. This Agreement supersedes any prior arrangement, representations, or promises of any kind, whether oral, written, express, or implied between you and the Company, and you acknowledge and agree that the Company has paid you all amounts owed (whether as compensation, salary, benefits, bonus or otherwise) in connection with all services performed by you on or prior to the Effective Date. This Agreement cannot be altered unless in writing and signed by you and an authorized officer of the Company. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original and all of which shall constitute one and the same document.

In order to accept this offer, please sign two (2) copies of this Agreement and the enclosed Confidentiality Agreement where indicated, retain one (1) copy of each for your records, and return the other copy to the Company at the address on the letterhead of this Agreement.

Sincerely

/s/ Lawrence G. Miller
Lawrence G. Miller
President and Chief Executive Officer, Apnimed, Inc.

I agree to the terms of employment set forth in this Agreement as of the Effective Date:

/s/ Ronald Farkas
Print name: Ronald Farkas

[Signature Page to Offer Letter - Apnimed, Inc. (R. Farkas)]

Appendix A

Duties and Responsibilities

[***]